Exhibit 10.22
AMENDED AND RESTATED REFINING AGREEMENT
     This AMENDED AND RESTATED REFINING AGREEMENT (including any exhibits hereto, this “Agreement”) is made effective as of the 1st day of October 2010 (the “Effective Date”), by and between the CHEMICALS CATALYST AND REFINING DIVISION OF JOHNSON MATTHEY INC., a Pennsylvania corporation (“JM”), and STILLWATER MINING COMPANY, a Delaware corporation (“SMC”).
WITNESSETH:
     WHEREAS, SMC and JM have previously executed that certain Refining Agreement, dated as of October 1, 1998, and that certain Refining Agreement, dated effective July 17, 2000 (the “Existing Agreement”), which has a term expiring May 31, 2009; and
     WHEREAS, SMC and JM desire to amend and restate the Existing Agreement with this Agreement, from 1 st October 2010 until 30 th September 2013.
     NOW THEREFORE, for and in consideration of the premises and of the several and mutual agreements herein contained, value and sufficiency being hereby acknowledged, the Parties agree as follows:
1.	DEFINITIONS

Throughout this Agreement, the following terms shall mean:
1.1	Agreed Content means the concentration of a metal found in the Filter Cake as determined in accordance with Section 12 hereof and on which the return of metals by JM to SMC and the payment of treatment, refining and assaying charges by SMC to JM shall be based, subject to adjustment, if any, in the event the Final Assay differs from such amount.
1.2	Available Monthly Production means the actual amount of mined metal produced from the Mines during any one calendar month.
1.3	Business Day or Business Days means each Monday, Tuesday, Wednesday, Thursday and Friday which is not a day on which banking institutions in the United States are authorized or obligated by law or executive order to close.
1.4	Date of Delivery means the date the Filter Cake is received by JM as acknowledged in accordance with Section 6.3 hereof.
1.5	Day or Days means a calendar day or days.

1.6	Facility means JM’s facilities capable of treating and refining Filter Cake located at 2001 Nolte Drive, West Deptford, New Jersey.
1.7	Filter Cake means materials produced by SMC from the Mines and Secondary Material, in each case containing principally platinum, palladium and rhodium and generally having the composition as described in section 5.1 hereof.
1.8	Final Assay means the final determination of the concentration of metals found in the Filter Cake as determined in accordance with Section 12 hereof and on which a final accounting of the return of metals by JM to SMC and the payment of treatment, refining and assaying charges by SMC to JM shall be based.
1.9	Force Majeure Event has the meaning set forth in Section 14.1.
1.10	g means gram, i.e., 0.001 kg.
1.11	hereof, herein, hereto, hereunder refers to this Agreement as a whole and not solely to a particular subdivision thereof in which the same appear.
1.12	Heraeus means Heraeus Metals Processing, Inc., located in Santa Fe Springs, California, formerly known as PGP Industries, Inc.
1.13	kg means kilogram, i.e., 1,000 g, or 32.15074 troy ounces.
1.14	Lot means a quantity of Filter Cake delivered to JM in one shipment of approximately 150 to 300 pounds.
1.15	Mines means SMC’s Stillwater Mine located in Nye, Montana, and the East Boulder Mine, located 32 miles southeast of Big Timber, Montana.
1.16	oz or ounce means troy ounce, i.e., 31.1035 grams.
1.17	Party or Parties means JM and SMC, individually or collectively as the context implies, and the successors and assigns of any Party which shall have become a Party hereto in accordance with the terms hereof.
1.18	Refining Charges means the charges per returnable ounce for JM to treat, refine and assay the Filter Cake and the contained metals therein under this Agreement.
1.19	Return Date means the date on which JM shall make available to SMC Returnable Metals to SMC in accordance with Section 10.3.
1.20	Returnable Metals means the metals contained in the Filter Cake to be refined and returned to SMC’s account by JM in the quantities, at the purity levels and otherwise as required by Section 10 hereof.

1.21	Secondary Material means any material containing platinum group metals (collectively, platinum, palladium and rhodium) and/or other precious metals that SMC processes.
1.22	Shipment Assay means the determination of the concentrations of metals in the Filter Cake made by SMC prior to shipment of the Filter Cake to the Facility.
1.23	SMC Account means the account for Returnable Metals established with JM in accordance with Section 10.4 hereof.

1.24	SMC Purchaser means any third party purchaser of SMC’s production
1.25	Toll Material means Secondary Material received from a third party pursuant to a tolling arrangement or agreement that requires SMC to process the material and to return the material after such processing.
1.26	US$ means United States dollars, the lawful currency of the United States of America.
2.	DELIVERY OF FILTER CAKE; REFINING; RETURN OF METALS; SECONDARY MATERIALS
2.1	Delivery of Filter Cake
SMC shall deliver to JM Filter Cake in the quantities and with the composition set forth in and otherwise in accordance with, the terms and conditions of this Agreement.
2.2	Refining of Filter Cake; Return of Metals
Pursuant to the terms and conditions of this Agreement, JM shall take delivery of the Filter Cake provided by SMC under this Agreement, and shall treat and refine the Filter Cake and either (i) credit Returnable Metals to the SMC Account or to a pool account established by SMC elsewhere or (ii) physically deliver the Returnable Metals on behalf of SMC pursuant to written instructions from SMC and in accordance with Section 10.2 hereof.
2.3	Warranties of SMC
SMC declares and warrants to JM that the execution and delivery of this Agreement by SMC does not conflict with the laws of the United States or with any applicable laws and regulations, and that SMC has the absolute right and authority to enter into and to perform this Agreement in accordance with the terms and conditions hereof.

2.4	Warranties of JM
JM declares and warrants to SMC that the execution and delivery of this Agreement by JM does not conflict with the laws of the United States or with any applicable laws and regulations, and that JM has the absolute right and authority to enter into and to perform this Agreement in accordance with the terms and conditions hereof.
3.	TERMS, TERMINATION AND EXTENSION
3.1	Term
This Agreement will remain in force and effective from 1 st October 2010 through 30 th September 2013, unless extended or terminated by written agreement of the Parties or according to the provisions of this Agreement.
3.2	Early Termination
Either party may terminate this Agreement by notifying the other party in writing at least thirty (30) Days in advance of the date of such termination, without payment of any penalty or other amounts except payment of charges due in accordance with Section 11 for processing already performed, under the following circumstances:
3.2.1	Force Majeure. A condition or conditions of force majeure continue for the applicable periods set forth in Section 14.2 hereof; or
3.2.2	Change in Law. An order, statute, rule, regulation, executive order, injunction, stay, decree or restraining order shall have been enacted, entered, promulgated or enforced by any governmental or regulatory authority or instrumentality or court of competent jurisdiction that imposes a new tax or charge on the transactions contemplated by this Agreement or otherwise materially adversely affects the transactions contemplated by this Agreement, the market conditions thereof or the economic benefits to SMC thereof; or
3.2.3	Default by JM. JM commits a JM Event of Default as specified in Section 13.2 hereof.

4.	QUANTITIES
4.1	Percentage of Available Monthly Production
SMC shall ship to JM under this Agreement, and JM will treat, Filter Cake in quantities that shall be an amount of Filter Cake which represents:
     (i) from the period of 1 st October 2010 through September 30 2013, Fifty percent (50%) of (a) total Available Monthly Production of Filter Cake from the Mines and (b) Filter Cake produced by SMC from its processing of Secondary Material not supplied or leased by JM or Heraeus; and
     (ii) one hundred percent (100%) of the Filter Cake produced by SMC from its processing of Secondary Material supplied or leased by JM to SMC.
5.	QUALITY
5.1	Historical Average Quality of Filter Cake and Minimum Requirements
The average composition of Filter Cake produced by SMC in 2008 is set forth below. The parties acknowledge and agree that the composition of the Filter Cake delivered to JM will vary based on the percentage of Secondary Material contained in the Filter Cake.
2008 Average Composition of Filter Cake

Item	Component	Average %
1.	Pt
2.	Pd
3.	Rh
4.	Au
5.	Ag
6.	Co
7.	Cu
8.	Fe
9.	Ni
10.	S
11.	Pb
12.	As
13.	Si
14.	Se
15.	Te

5.2	Standard Charges; Alternative Charges
The Lots shipped by SMC to JM for refining hereunder shall be subject to the treatment, refining, and assaying charges listed in Exhibit D under the heading “Standard Charges for Treatment, Refining and Assaying” (the “Standard Charges”); provided, however, that in the event the assay of the combined palladium and platinum content of any Lot shipped by SMC to JM is less than twenty-five percent (25%), both parties reserve the rights to discuss terms for these lots of material
5.3	Material Changes in Filter Cake Composition
It is understood and agreed that the Filter Cake shall not contain any hazardous or toxic materials, nor shall it contain any other impurities the solubility of which will materially negatively impact the refining process, and in either case JM shall have the absolute right to refuse to accept that particular Filter Cake for refining or (at the sole option of JM) ask SMC to agree to different financial terms for this Agreement as they relate to the Filter Cake containing such materials or impurities. ANY AND ALL DIRECT COSTS AND LIABILITIES ARISING OUT OF OR RELATED TO THE FAILURE OF SMC TO DELIVER FILTER CAKE WITHOUT SUCH MATERIALS AND IMPURITIES AS REQUIRED IN THE PRECEDING SENTENCE SHALL BE THE SOLE AND ABSOLUTE RESPONSIBILITY OF SMC.
6.	SHIPMENT AND DELIVERY; RECEIPT
6.1	Shipment to JM
Shipment shall be made at a regular rate during the term of this Agreement. The Filter Cake will be shipped in Lots sealed in pails. No more than four (4) Lots may be shipped by SMC to JM at a time without the prior verbal or written consent of JM.
6.2	Delivery to JM
SMC shall pay all costs to deliver the Filter Cake to the Facility, at which time possession of the Filter Cake shall transfer to JM.
6.3	Receipt by JM
JM shall promptly notify SMC in writing when it has received Filter Cake at the Facility. Acknowledgment by JM of delivery, on carrier’s receipt, will not constitute agreement as to description, weight or composition of the Filter Cake received.

7.	RISK OF LOSS
All risk of loss or damage to the Filter Cake and contained metals from all causes shall be assumed by the Party in possession of such Filter Cake and/or Returnable Metals. Risk of loss of the Filter Cake and Returnable Metals shall pass to JM upon receipt and acceptance of the Filter Cake by JM. Risk of loss shall remain with JM as to any and all Returnable Metals which have been credited to the SMC Account established in Section 10.4 hereof until such time as such Returnable Metals have been transferred at the written direction of SMC. Risk of loss shall pass to SMC (i) as to any and all Returnable Metals credited to a pool account established by SMC elsewhere (other than the SMC Account), once such account has been credited; and (ii) as to any and all Returnable Metals physically delivered to a destination designated by SMC, once the Returnable Metals leave the Facility.
8.	INSURANCE
JM shall acquire and maintain adequate insurance to cover 100% of the value of the Filter Cake and Returnable Metals while in JM’s possession and while JM bears the risk of loss. JM shall furnish proof of such insurance (i) annually on the anniversary date of this Agreement and (ii) within five (5) Business Days of a request from SMC for proof of insurance.
9.	WEIGHING: SAMPLING: MOISTURE
9.1	Procedures
SMC shall provide JM with at least five (5) Business Days written or verbal notice of the estimated date on which Lot or Lots of Filter Cake will be delivered to the Facility. Except as provided in Section 9.4, weighing, sampling and moisture determinations as to each Lot shall be conducted at the Facility by JM within 48 hours of receipt by JM of the Filter Cake in accordance with the procedures set forth in Exhibit Aattached hereto and by this reference incorporated herein. JM shall provide to SMC and retain for itself samples pursuant to the procedures set forth in Exhibit A. JM shall treat the Filter Cake in compliance with the procedures set forth in Exhibit A.
9.2	SMC Representative
SMC shall be entitled to be represented at weighing, sampling and moisture determinations, at its own cost, by a supervising company whose nomination shall be subject to JM’s approval, which approval shall not be unreasonably withheld. A list of representatives approved by JM as of the date hereof is attached hereto as Exhibit B. SMC’s designated representative with respect to a particular Lot or Lots shall not be selected to act as an umpire for the assays from such Lot or Lots in accordance with Section 12.4 hereof. SMC shall nominate any such representative by providing written notice to JM which indicates the name of the representative and the particular Lot or Lots which it is supervising on behalf of SMC. Except as provided in Section 9.4, weighing, sampling and moisture determinations as to each Lot for which SMC has nominated a representative shall be conducted at the Facility by JM of the Filter Cake. If no representative has been so nominated by SMC or such representative is not present on the date and at the time for weighing, sampling and moisture determination as provided in Section 9.1, then SMC shall not be represented for that particular Lot or Lots.
9.3	Separate Treatment of Lots
Each Lot shall be considered complete and separate for all accounting purposes under this Agreement.
9.4	Alternative Procedures
Weighing, sampling and moisture determinations as to each Lot shall be conducted by JM in accordance with Section 9.1, except that SMC and JM may agree in writing to certain alternative procedures to be followed for such weighing, sampling and moisture determinations as to each Lot, which alternative procedures shall be thereafter implemented for Lots delivered under this Agreement.
10.	RETURNABLE METALS
10.1	Percentage of Metal Returns; Purity
10.1.1	Standard Form. JM shall return to SMC, in accordance with this Agreement, the respective percentages of platinum, palladium and rhodium in the Filter Cake in the form of sponge, and of gold and silver in the Filter Cake in the form of grain, in each case conforming to the respective percentages of minimum purity as set forth in Exhibit C.
10.1.2	Ingot Form. SMC may direct JM to provide palladium and platinum in the form of ingot by providing JM with seven (7) days prior notice. Ingot shall be manufactured by JM at an additional fee of $ per ounce of palladium or platinum and shipped F.O.B. Facility, for the credit of SMC’s account.
10.1.3	Other Forms. SMC may, upon the written consent of JM, direct JM to provide Returnable Metals in other forms, such as solution, with the same respective minimum purity levels as set forth in Exhibit C, provided that in each such case, JM and SMC shall have agreed on an additional fee for providing the metal in such other form and the time for return of the metal.
10.2	Return of Metals
JM shall credit the Returnable Metals to the SMC Account or to a pool account established by SMC elsewhere or physically deliver the Returnable Metals on behalf of SMC to a destination designated by SMC in writing, within the time periods set forth in Section 10.3. If SMC wants Returnable Metals credited to a pool account other than the SMC Account or physically shipped on the Return Date (or any subsequent date as designated by SMC), SMC must notify JM at least three (3) Business Days in advance of the Return Date. Returnable Metals requiring physical delivery shall be F.O.B. the Facility. The return of metals shall be based on the Agreed Content, provided that in the event the Final Assay differs from the Agreed Content, an adjustment will be made to the SMC Account to credit the SMC Account in the event the Final Assay is greater than the Agreed Content or to debit the SMC Account in the event the Final Assay is less than the Agreed Content.
10.3	Time for Return of the Metals — Return Date
.	For all Lots with respect to which Standard Charges apply, palladium, platinum, gold, silver and rhodium shall be made physically available for shipment by JM for SMC or credited to the SMC Account or pool account established elsewhere no later than the number of Days set forth below after the later of (i) receipt by JM of the Filter Cake containing such metal in accordance with Section 6.3 hereof or (ii) in the event the non-sampling party has notified the sampling party of its nomination of a representative as provided by Section 9.2, the date that is one Business Day following receipt by JM of the Filter Cake.

Pd	Pt	Au	Ag	Rh
10.4	SMC Account
In order to establish proper accounting for the Returnable Metals due to SMC under this Agreement, JM has established a precious metal account in the name of SMC (the “SMC Account”), which will reflect the accurate amounts of each element of Returnable Metal so held by JM, subject to the further orders of SMC. Returnable Metals within the SMC Account shall be held by JM in Pennsylvania. JM shall store, safeguard and insure all precious metals accounted for in the SMC Account, at no charge to SMC. SMC may require physical delivery of Returnable Metals held in the SMC Account, or it may draw upon the SMC Account to transfer to other third party accounts upon written direction to JM.
10.5	Warranties of JM Regarding Purity
JM warrants that Returnable Metals refined on behalf of SMC according to the terms of this Agreement shall have the following minimum levels of purity:

Platinum	%
Palladium	%
Rhodium	%
Gold	%
Silver	%

THE FOREGOING WARRANTY IS MADE SOLELY TO SMC AND IS IN LIEU OF ALL OTHER WARRANTIES, EXPRESSED OR IMPLIED, ARISING BY LAW OR CUSTOM INCLUDING WITHOUT LIMITATION ANY IMPLIED WARRANTY OF MERCHANTABILITY OR FITNESS FOR A PARTICULAR PURPOSE. JM’s liability for violation of the warranty of purity, if any, is limited to the replacement by JM within three (3) Business Days after return to JM of the nonconforming metal, with like metal fulfilling the minimum specified purity levels above. Claims for rejected, nonconforming metal must be made (i) within seven (7) Days of physical receipt by SMC of such nonconforming metal, with respect to metal physically received by SMC or received for the SMC Account or for the account of SMC elsewhere, or (ii) within seven (7) Days of receipt by SMC of notice from any SMC Purchaser of such nonconforming metal, with respect to metal delivered to any SMC Purchaser. Any claims not made within this time shall be deemed waived.
11.	CHARGES
11.1	Treatment, Refining and Assaying Charges
SMC shall pay to JM the Standard charges determined in accordance with section 5.2 and as set forth in Exhibit D, which shall be the total amount due to JM for its treatment, refining and assaying of the Filter Cake and the contained metals therein under this agreement Except as set forth in this Section 11.1, in Section 10.1 and in Section 12.4.5, no other charges shall be paid or payable by SMC to JM under this Agreement without the mutual written agreement of the parties hereto.
11.2	Calculation and Payment of Charges
Treatment, refining and assaying charges shall be calculated based on the ounces of each element of Returnable Metals determined by the Agreed Content to be present in the Filter Cake (and shall apply pro rata to fractional amounts), provided that in the event the Final Assay differs from the Agreed Content, SMC will be billed based on the Agreed Content, and after a final accounting based on the Final Assay has been completed, additional charges will be billed to SMC in the event the Final Assay is greater than the Agreed Content or a credit to be applied to future charges shall be made on SMC’s behalf in the event the Final Assay is less than the Agreed Content. JM shall bill SMC on a monthly basis for charges by sending an invoice on the last Business Day of the month to SMC via overnight courier. SMC shall pay to JM the total invoiced amount no later than fourteen (14) Days after receipt by SMC of the invoice from JM.

12.	ASSAYS
12.1	Assay Procedures
The samples of Filter Cake, by Lot, shall be analyzed by each Party independently to assay the content therein of Returnable Metals.
12.2	Exchange of Assays
The results of the assays of samples performed as described in Section 12.1 shall be exchanged simultaneously by registered airmail or such other agreed method between SMC and JM on a date to be agreed upon in advance, but in no event later than a date sixty (60) Days after the Date of Delivery of the respective Lot.
12.3	Splitting Difference in Parties’ Assays
In order for the parties to arrive at the Agreed Content of a Lot by assay exchange, JM’s assay for every precious metal analyzed must fall within the minimum relative percentage variations permitted in Exhibit E hereto (the “Splitting Limits”) from SMC’s assay. Therefore, when the assays for each precious metal are within the applicable “Splitting Limit” the Agreed Content with respect to each such precious metal shall be the average (mean) of the assays in question, and the Final Assay shall equal the Agreed Content for the purpose of Section 10.2 and 11.2. If JM’s assay for a precious metal is not within the “Splitting Limit” of SMC’s assay for that metal, the Final Assay for that metal shall be determined by the Umpire Assay, as more particularly set forth herein, unless otherwise agreed by both parties hereto.
12.4	Umpire Assay
12.4.1	Rotation Among Umpires. In the event that a party’s matching assay for a precious metal is not within the Splitting Limits as specified in Section 12.3 above, an umpire assay shall be made by one of the following umpires, acting in rotation, sampled Lot by sampled Lot:
A.H. Knight International Ltd
Eccleston Grange, Prescot Rd.
GB-WA 10 3BA St. Helens — Merseyside
Great Britain
Inspectorate Griffith Ltd
2 Perry Road, Witham
Essex, CM8 3TU
England, Great Britain
Le Doux & Company
359 Alfred Avenue
Teaneck, NJ 07666

12.4.2	Agreed Content. In the event this Section 12.4 applies, then for purposes of this Section 12.4 and of Sections 10.2 and 11.2, the Agreed Content shall mean 100% of the lowest results of the assays performed by the Parties pursuant to Section 12.1.
12.4.3	Umpire Assay Between Parties’ Assays. Should the umpire assay fall between the results of the two Parties or coincide with either, the arithmetical mean of the umpire assay and the assay of the Party which is nearer to the umpire assay shall be taken as the Final Assay. In the event that the umpire assay is exactly between the assay of the two Parties, the umpire assay shall be taken as the Final Assay.
12.4.4	Umpire Assay Outside Exchanged Results. Should the umpire assay fall outside the exchanged results, the assay of the Party which is nearer to the umpire assay shall be taken as the Final Assay.
12.4.5	Cost of Umpire Assay. The cost of the umpire assay shall be borne by the Party whose result is further from the umpire’s. However, if the umpire assay is the exact mean of the assays exchanged by the Parties, such cost shall be borne equally by the Parties.
12.4.6	Replacement of Existing Umpire. Either Party may recommend that an existing umpire be replaced. Any such replacement shall be subject to unanimous agreement of the Parties.
12.5	Provisional Settlement of Assays
In the event SMC or JM is unprepared to exchange assays in accordance with Section 12.2 prior to the return time set forth in Section 10.3, the Agreed Content of the Lot shall be assumed to be equal to ninety-nine percent (99%) of the Shipment Assay. SMC will be billed in accordance with Section 11.2.
13.	DEFAULT
13.1	SMC Event of Default
If SMC shall fail to pay the charges as required by this Agreement (an “SMC Event of Default”) and such SMC Event of Default is not cured within seven (7) Business Days after receipt by SMC of notice thereof, JM shall have the right to (i) retain or sell Returnable Metals for an amount equivalent to the total amount of charges due plus interest for the applicable period, which shall be at the one-month LIBOR rate ruling at the due date of the payment, as published in the Wall Street Journal and (ii) suspend its further performance under this Agreement during the continuance of the SMC Event of Default. Returnable Metals retained or sold by JM under the terms of this Section 13.1 shall be valued or sold at the Market Price for the applicable metal on the date of retention or sale.

13.2	JM Event of Default
A “JM Event of Default” shall occur if (i) JM fails to satisfy the minimum purity levels for Returnable Metals and such failure is not cured in accordance with Section 10.5 (i.e. within three (3) Business Days after return of metals to JM); (ii) JM fails to return metal timely in accordance with Section 10 and such failure is not cured within three (3) Business Days after receipt of notice thereof by JM; (iii) JM is generally not paying its debts as such debts become due, or admits in writing its inability to pay its debts generally or makes a general assignment for the benefit of creditors, there is the appointment of a receiver for JM or any of its assets, the filing by JM of a voluntary petition in bankruptcy or any form of reorganization, the filing of an involuntary petition in bankruptcy against JM which is not dismissed with prejudice within sixty (60) Days of such filing, or the making of an assignment for the benefit of creditors of JM; or (iv) JM fails to satisfy any of its other material obligations hereunder and such failure is not cured within three (3) Business Days after receipt of notice thereof by JM. Upon a JM Event of Default, SMC shall have the right to: (A) suspend its further performance under this Agreement during the continuance of a JM Event of Default; (B) terminate this Agreement as provided in Section 3.2.3, and all future obligations of SMC shall cease and SMC shall retain sole ownership of all Filter Cake and Returnable Metals from Filter Cake received by JM as of such date; and/or (C) pursue any other remedies available to SMC under this Agreement and under applicable laws and legal and equitable remedies.
14.	FORCE MAJEURE
14.1	Extension of Time
If, at any time, either Party is delayed in or prevented from exercising its rights or performing its obligations under this Agreement (other than payment of money), which delays or preventions are caused by any cause beyond the reasonable control of such Party including, without limiting the generality of the foregoing, acts of God, accidents, strikes, insurrections, lockouts or other labor or industrial disturbances, actions of any competent governmental authority or court orders, future orders of any regulatory body having jurisdiction, acts of terrorists, acts of the public enemy, wars (declared or undeclared), riots, sabotage, blockades, embargoes, shortages of or inability to secure fuel, power, contractors, labor, raw materials, railroad or transport facilities, failure of and damage to or destruction of machinery, plant and equipment, earthquakes, tornadoes, snowslides, landslides, lightning, weather conditions materially preventing or impairing work, fires, storms, floods, washouts and explosions, and any other causes beyond the reasonable control of the Party in question, whether of the kind enumerated herein or otherwise (each, a “Force Majeure Event”), such Party shall not be liable for any such failure or delay by it to perform its obligations hereunder and the period of all such delays or preventions resulting from such causes or any of them shall be excluded in computing and shall extend the term in Section 3.1 of this

Agreement for a period of time equal to the lesser of the total duration of all such instances or six (6) months.
14.2	Notice Required; Option to Terminate
Neither Party’s performance shall be excused or extended under this Section 14, unless the Party claiming the Force Majeure Event shall give the other Party prompt notice of the occurrence of such event and the expected duration thereof. The non-claiming Party shall be entitled to terminate this Agreement without further liability upon notice to the other Party in the event that a Force Majeure Event shall continue for more than three (3) consecutive months. If the Force Majeure Event continues for a period in excess of twelve (12) consecutive months, then either Party may terminate this Agreement, without further liability, by written notice to the other Party; provided, however, that if JM is incurring increased costs as a result of Section 14.3 below, JM shall have the right to terminate this Agreement, without further liability, after nine (9) months.
14.3	Allocation of Resources
In the event of a claim of a Force Majeure Event by JM, JM shall have an obligation to allocate its available applicable refining services or other resources among all of its customers, including SMC, on a pro rata basis in accordance with its obligations thereto. If JM is required to allocate its resources as provided above, and SMC disputes that it is receiving pro-rata treatment, JM will provide documentation in support of its allocation to an independent third party, chosen by mutual agreement of the Parties, for verification. If a Force Majeure Event affects the Facility, JM will make reasonable efforts to arrange for the treatment and refining of Filter Cake at facilities in the United Kingdom belonging to the Johnson Matthey Group companies, upon such terms as agreed between the Parties and JM will bear the excess costs of such treatment and refining, if any, over the costs to SMC of treatment and refining by JM hereunder in the absence of such Force Majeure Event. If JM is unable to arrange for such treatment and refining at facilities in the United Kingdom belonging to the Johnson Matthey Group companies, JM will arrange for the treatment and refining of Filter Cake at a third party facility or facilities, and JM will bear the excess costs of such treatment and refining, if any, over the costs to SMC of treatment and refining by JM hereunder in the absence of such Force Majeure Event. In the event of a claim of a Force Majeure Event by SMC, SMC shall have an obligation to allocate any available Filter Cake (except Filter Cake from Secondary Materials), among all of its refiners, including JM, on a pro rata basis in accordance with its obligations thereto.
14.4	Effects on Parties
Upon receipt of notice from JM of an occurrence of a Force Majeure Event in accordance with Section 14.2, SMC shall be immediately entitled to ship Filter Cake to an alternative treatment facility and divert any shipment already in route, and JM will bear the excess costs of such treatment and refining, if any, over the costs to SMC of treatment and refining by JM hereunder in the absence of such Force Majeure Event. JM shall cooperate with SMC as necessary or appropriate to facilitate such diversion and alternative facility treatment and the orderly transition back to JM upon cessation of the Force Majeure Event. If SMC has Toll Material from JM that SMC has begun processing, SMC shall be entitled to ship the resulting Filter Cake to an alternative treatment facility for refining, with the cost of such refining to be borne by JM. If SMC has Toll Material from JM that SMC has not begun processing, SMC shall notify JM, and JM shall have the option of (i) having the Toll Material returned to JM at its own cost or (ii) having SMC ship the resulting Filter Cake to an alternative treatment facility for refining, with the cost of such refining to be borne by JM.
14.5	Reasonable Best Efforts Required
The Party claiming a Force Majeure Event shall use all reasonable best efforts to eliminate such event insofar as possible with a minimum of delay; provided, however, neither Party shall be required against its will to adjust or settle any labor dispute or strike or to question the validity of any third party claim or to refrain from pursuing its legal or equitable remedies against any third party.
15.	CONFIDENTIALITY
Each Party shall consider all information, documents and other materials provided hereunder (collectively, “Confidential Information”) as confidential and proprietary information of the disclosing Party, and the receiving Party agrees to maintain in confidence all such Confidential Information and not to divulge such Confidential Information in whole or in part to any third party and not to make use of such Confidential Information other than in relation to meeting its obligations under this Agreement. This obligation shall not apply to: (i) Confidential Information which at the time of disclosure is in the public domain; or (ii) Confidential Information which, after disclosure, becomes part of the public domain by publication or otherwise, other than by an unauthorized act or omission of the receiving Party; or (iii) Confidential Information which the receiving Party is required by law or at the request of any governmental organization to make public (such disclosure to be done in a manner which maintains confidentiality to the fullest extent permitted by law or regulation and, without limitiation of the foregoing, SMC shall make a commercially reasonable effort to seek confidential treatment for the following provisions of this Agreement: (i) Time for Return of metals; (ii) Percentage of Metal Returns; (iii) Purity (including Exhibit C); (iv) Charges (including exhibit D) and (v) Exhibit A); or (iv) Confidential Information which a receiving Party can show by written records was within its possession prior to the time of the disclosure and was not under any obligation of confidentiality; or (v) Confidential Information which the receiving Party rightly receives from a third party lawfully possessing and lawfully entitled to disclose such Confidential Information.

16.	APPLICABLE LAW
The parties to this Agreement are domiciled in two different states. In order to create greater certainty with respect to their legal rights and obligations under this Agreement, the parties desire to adopt as the substantive law of this Agreement the law of a state which has highly developed commercial law and precedent and which is not the domicile of either Party. The parties hereby agree that this Agreement shall be construed in accordance with the laws of the State of New York as though this Agreement were performed in full in the State of New York, without giving effect to any choice of law or conflict of law provision or rule (whether of the State of New York or any other jurisdiction) that would cause the application of the laws of any jurisdiction other than the State of New York.
17.	LIMITATION OF LIABILITY
NOTWITHSTANDING ANYTHING IN THIS AGREEMENT TO THE CONTRARY, UNDER NO CIRCUMSTANCES SHALL EITHER PARTY BE LIABLE TO THE OTHER PARTY FOR ANY LOSS OF BUSINESS OPPORTUNITY, INCIDENTAL, CONSEQUENTIAL, SPECIAL, PUNITIVE, REMOTE OR INDIRECT DAMAGES.
18.	MODIFICATIONS
This Agreement may not be changed, waived, discharged, or terminated orally except by an instrument in writing specifically purporting to do so and signed by the Parties hereto.
19.	SUCCESSORS AND ASSIGNS
This Agreement shall be binding upon and inure to the benefit of the successors and permitted assigns of the Parties.
20.	ASSIGNMENT
This Agreement may not be assigned by any Party without the prior written consent of the other Party, which consent shall not be unreasonably withheld. Notwithstanding the foregoing, the consent of the nonassigning Party shall not be required with respect to (a) any assignment by a Party to provide security in connection with any financing, expressly including, by way of example and not limitation, assignments of royalty, overriding royalties or net profits interests or production payments, or (b) any merger, consolidation or other reorganization or transfer by operation of law or any purchase or sale of substantially all of the assets of one of the Parties. This Agreement is entered into solely for the benefit of the Parties and not for the benefit of any other person or entities. No other persons or entities may enforce it for their benefit nor shall they have any claim or remedy for its breach.

21.	NOTICES
Except as otherwise required in this Agreement, all notices shall be given by facsimile or email and shall be deemed received upon receipt of electronic confirmation of the same.
Notices to JM shall be directed as follows:
Johnson Matthey
2001 Nolte Drive
West Deptford, New Jersey 08066
Attn: Refining Product Manager
Telephone: (609) 384-7100
Facsimile: (609) 384-7270
Email:
With a copy to:
Johnson Matthey Inc.
435 Devon Park Drive, Suite 600
Wayne, Pennsylvania 19087
Attn: Robert M. Talley, President- Corporate & General Counsel
Telephone: (610) 971-3131
Facsimile: (610) 971-3022
Email:
Notices to SMC shall be directed as follows:
Stillwater Mining Company
536 East Pike Avenue
Columbus, Montana 59019
Attn: Dave Shuck — Refinery Manager
Telephone No.: 406-322-8802
Facsimile No.: 406-322-5468
Email: dshuck@stillwatermining.com
With a copy to:
Stillwater Mining Company

1321 Discovery Drive

Billings, Montana 59102

Attn: James Binando — SMC Marketing

Telephone No.: 406-373-8711

Facsimile No.: 406-373-8703

Email: jbinando@stillwatermining.com

22.	ENTIRE AGREEMENT
This Agreement represents the complete agreement between the Parties hereto and supersedes all prior or contemporaneous oral or written agreements of the Parties to the extent they relate in any way to the subject matter hereof.
23.	COUNTERPARTS
This Agreement may be executed by the Parties hereto in two or more counterparts, each of which when so executed and delivered shall be an original, and it shall not be necessary in making proof of this Agreement, as to any Party hereof, to produce or account for more than one such counterpart executed by such Party.
24.	WAIVER
The waiver of any breach of this Agreement by either Party hereto shall in no way constitute a waiver of any future breach, whether similar or dissimilar in nature.
25.	HEADINGS
The headings to all sections, subsections and exhibits shall not form a part of this Agreement or of its exhibits, but shall be regarded as having been used for the convenience of reference only.
26.	OTHER MINES
In the event that any mines other than the Mines become owned or operated by or on behalf of SMC during the effectiveness of this Agreement, JM shall have the Option to quote for the precious metal output.
[Signature page follows.]

     IN WITNESS WHEREOF, the Parties hereto have caused this Agreement to be executed by their duly authorized officers to be effective as of the Effective Date.

JOHNSON MATTHEY INC., CATALYSTS, CHEMICALS AND REFINING DIVISION				STILLWATER MINING COMPANY

By:	/s/ Geoffrey P. Otterman		By:	/s/ John R. Stark
	Name:	. Geoffrey P. Otterman		Name:	John R. Stark
	Title:	Division Director- Catalysts, Chemicals and Refining		Title:	Vice President

EXHIBIT A
Sampling Procedures for SMC Filter Cake

A-1

EXHIBIT B
List of Approved Representatives/Umpires
A.H. Knight International Ltd
Eccleston Grange, Prescot Rd.
GB-WA 10 3BA St. Helens — Merseyside
Great Britain
Inspectorate Griffith Ltd
2 Perry Road, Witham
Essex, CM8 3 TU
England, Great Britain
Le Doux & Company
359 Alfred Avenue
Teaneck, NJ 07666

B-1

EXHIBIT C
Percentage Return and Purity of Contained Metals
TABLE I
(effective 1 st October 2010 through September 30 2013

Metal	Percentage Return	Minimum Purity
Silver (Ag)%		%
Gold (Au)%		%
Platinum (Pt)%		%
Palladium (Pd)%		%
Rhodium (Rh)%		%
In addition, JM and SMC to agree to a rigorous program to agree on assays with the goal of significantly reducing the use of umpires.

C-1

EXHIBIT D
Refining Charges
Standard Refining Charges:
Effective October 1 2010 through September 30 2013

Charges per
Metal	returnable ounce
Platinum	US$
Palladium	US$
Gold	US$
Rhodium	US$
Silver	US$
For all Lots, add US $          for each Lot.
EXHIBIT E
Splitting Limits
Should the difference between the results of the assays of both Parties be not more than:

For Pt:	% relative;
For Pd:	% relative;
For Au:	% relative;
For Ag:	% relative;
For Rh:	% relative:

E-1